UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2012

GLYECO, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30396	45-4030261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4802 East Ray Road, Suite 23-196 Phoenix, Arizona		85044
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (866) 960-1539

N/A
(Former name or former address, if changed since last report.)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

On March 22, 2012, GlyEco, Inc., a Nevada corporation (the “Company”), entered into a preliminary agreement (the “Preliminary Agreement”) with MMT Technologies, Inc., a Florida corporation (“MMT”).  MMT is in the business of processing and recycling used anti-freeze.

Pursuant to the Preliminary Agreement, the Company has agreed to purchase MMT’s business and all of its assets, free and clear of any liabilities or encumbrances, upon the following transaction terms:

1.
A purchase price of $333,000 (the “Purchase Price”), consisting of $100,000 in cash and 233,000 shares of unregistered common stock of the Company (valued at $1.00 per share and subject to adjustment as stated below), based on the following asset values:

a.	$215,000 for MMT’s equipment, vehicle, and field assets valued at $215,000;
b.	$100,000 for MMT’s adjusted EBITDA average for 2010 and 2011 of $100,000/year;
c.	$20,000 for MMT’s Accounts Receivable less ninety (90) days minus Accounts Payable (estimated to be $20,000)

2.
MMT’s President, Otho N. Fletcher, Jr., will assume the role as General Manager  of the Company’s acquisition subsidiary, serving at the discretion of the Board of Directors of the Company for an agreed upon base salary, vehicle allowance and bonus structure.

3.
The Company shall lease an approximately 6,000 square foot property (the “Property”) currently owned and occupied by MMT and located in Lakeland, Florida, for a period of five (5) years for a monthly rent of $2,500.

4.
The number of shares of the Company’s common stock included in the Purchase Price shall be subject to adjustment to reduce any costs incurred by the Company in connection with an audit of MMT (approximately $25,000) and any adjustments to working capital or to EBITDA as a result of such audit.

The Preliminary Agreement is intended to create a binding obligation between the Company and MMT.  The Preliminary Agreement contemplates the completion of a more comprehensive Asset Purchase Agreement by March 31, 2012 and a closing on or before May 31, 2012. Such Asset Purchase Agreement, if any, will supersede the terms of the Preliminary Agreement.  There can be no assurance that the conditions will be met, that a definitive Asset Purchase Agreement will be completed, and if not, that the Preliminary Agreement would be sufficient on its own to consummate the transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLYECO, INC.

Dated: March 27, 2012	By:	/s/ John Lorenz
John Lorenz President, Chief Executive Officer and Chairman (Principal Executive Officer)